Exhibit 99.1

Garrett Motion Reports Strong 2025 Results and Expansion of Zero-Emission and Industrial Technology Portfolio, Issues 2026 Outlook

Fourth Quarter 2025 Financial Highlights
•Net sales totaled $891 million, up 6% on a reported basis, up 1% at constant currency*
•Net income totaled $84 million; Net income margin 9.4%
•Adjusted EBIT* totaled $122 million; Adjusted EBIT margin* 13.7%
•Net cash provided by operating activities totaled $99 million
•Adjusted free cash flow* totaled $139 million
Full Year 2025 Financial Highlights
•Net sales totaled $3,584 million, up 3% on a reported basis, up 1% at constant currency*
•Net income totaled $310 million; Net income margin 8.6%
•Adjusted EBIT* totaled $510 million; Adjusted EBIT margin* 14.2%
•Net cash provided by operating activities totaled $413 million
•Adjusted free cash flow* totaled $403 million
•Repurchased $208 million of common shares; 8% share reduction year-over-year

Full Year 2025 Business Highlights
•Continuing to win in turbo across all geographies, including with new players and across all hybrid types
•Secured multiple commercial vehicle & industrial awards including several for power generation and marine
•Won first high-speed E-powertrain award on electrified trucks for start of production in 2027
•Announced first E-cooling compressor award for mobility customer with start of production in 2027
•Introduced our portfolio of industrial HVAC compressors with breakthrough oil-free high-speed centrifugal technology

PLYMOUTH, Mich. and ROLLE, Switzerland, February 19, 2026 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a global leader in differentiated turbocharging and electrification technologies for automotive and industrial applications, today announced its financial results for the three and twelve months ended December 31, 2025. Additionally, the Company's Board of Directors declared a cash dividend of $0.08 per share of common stock, payable on March 16, 2026, to shareholders of record as of March 2, 2026.

“In 2025, we delivered solid growth, stronger margins and healthy free cash flow while expanding our product offerings. Our turbo business continued to win globally, and we accelerated in zero emission technologies, securing our first production wins for our E‑Powertrain and E‑Cooling technologies. At the same time, we made significant progress in further broadening our portfolio in industrial applications for power generation and industrial cooling.

With a disciplined capital allocation framework and a flexible balance sheet, we enter 2026 focused on maintaining flawless execution and converting our growing pipeline into new awards. We look forward to sharing more at our 2026 Investor Day, planned for May 20, 2026, with more details to follow.” said Olivier Rabiller, President and CEO of Garrett.

$ millions (unless otherwise noted)	Q4 2025	Q4 2024	Full Year 2025	Full Year 2024
Net sales	891	844	3,584	3,475
Cost of goods sold	706	662	2,853	2,770
Gross profit	185	182	731	705
Gross profit margin	20.8%	21.6%	20.4%	20.3%
Selling, general and administrative expenses	65	62	240	240
Income before taxes	103	99	392	343
Net income	84	100	310	282
Net income margin	9.4%	11.8%	8.6%	8.1%
Adjusted EBIT*	122	124	510	485
Adjusted EBIT margin*	13.7%	14.7%	14.2%	14.0%
Adjusted EBITDA*	159	153	636	598
Adjusted EBITDA margin*	17.8%	18.1%	17.7%	17.2%
Net cash provided by operating activities	99	131	413	408
Adjusted free cash flow*	139	157	403	358
* See reconciliations to the nearest GAAP measure in Appendix

Results of Operations

Net sales for the fourth quarter of 2025 were $891 million, representing an increase of 6% (including a favorable impact of $34 million or 4% due to foreign currency translation) compared with $844 million in the fourth quarter of 2024. This increase was primarily related to favorable foreign currency impacts, and higher demand for commercial vehicle and diesel applications, partially offset by weaker gasoline demand. Net sales also include $10 million of recoveries on import tariffs.

Cost of goods sold for the fourth quarter of 2025 was $706 million compared with $662 million in the fourth quarter of 2024, primarily driven by $21 million of foreign currency impacts, $13 million from higher sales volumes, $11 million from unfavorable mix and $10 million of import tariffs. These increases were partially offset by $5 million of lower RD&E costs, $4 million of commodity, transportation and energy deflation and $2 million of higher productivity net of labor inflation and repositioning costs.

Gross profit totaled $185 million for the fourth quarter of 2025 as compared to $182 million in the fourth quarter of 2024, with a gross profit margin for the fourth quarter of 2025 of 20.8% as compared to 21.6% in the fourth quarter of 2024. This increase in gross profit was driven by $15 million of favorable impacts from foreign currency, $7 million from higher sales volumes, $5 million of lower RD&E costs and $4 million of commodity, transportation and energy deflation. These benefits were partially offset by $15 million of price (net of inflation) pass-through, $10 million from unfavorable product mix and $3 million of lower productivity net of labor inflation and repositioning costs.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2025 increased to $65 million from $62 million in the fourth quarter of 2024. The increase was driven by $3 million of unfavorable impacts from foreign currency and $4 million of higher bad debt expense, partially offset by $4 million of lower personnel costs and $1 million of lower outsourced activities.

Interest expense in the fourth quarter of 2025 was $25 million as compared to $26 million in the fourth quarter of 2024. The decrease was primarily driven by $3 million of lower interest expense resulting from the Amendment and Restatement of our Credit Agreement. Additionally, we recorded net gains of $3 million on our designated and undesignated interest rate derivatives in the current year, in comparison to net gains of $5 million in the prior year.

Non-operating income for the fourth quarter of 2025 was $9 million as compared to $6 million in the fourth quarter of 2024, mainly driven by higher foreign exchange transactional gains, higher interest income and an increase in the non-service components of net periodic pension benefits.

Tax expense for the fourth quarter of 2025 was expense of $19 million as compared to a benefit of $1 million in the fourth quarter of 2024, mainly driven by the release of reserves due to statute of limitation expirations and release of valuation allowance related to deferred tax assets in Brazil (net of U.S. branch taxes), partially offset by a change in the Company's assertion of undistributed foreign earnings in China.

Net income for the fourth quarter of 2025 was $84 million as compared to $100 million in the fourth quarter of 2024 primarily due to $20 million of higher tax expense and $3 million of higher SG&A expense partially offset by $3 million of higher gross profit, $3 million of higher non-operating income and $1 million of lower interest expense.

Net cash provided by operating activities totaled $99 million in the fourth quarter of 2025 as compared to $131 million in the fourth quarter of 2024, primarily due to $16 million of lower net income, $33 million of unfavorable impacts from working capital changes and $25 million of unfavorable impacts from change in other assets and liabilities, partially offset by $42 million of increased non-cash charges.

Non-GAAP Financial Measures

Adjusted EBIT decreased to $122 million in the fourth quarter of 2025 as compared to $124 million in the fourth quarter of 2024. The decrease of $2 million was driven by $15 million of pricing (net of inflation) pass-through, $10 million from unfavorable mix and $3 million of lower productivity net of higher stock based compensation. These decreases were partially offset by $10 million of foreign currency impact, $7 million of higher sales volumes, $5 million of lower RD&E costs and $4 million of commodity, transportation and energy deflation.

Adjusted free cash flow, which excludes cash paid for repositioning and factoring costs, was $139 million in the fourth quarter of 2025 as compared to $157 million in the fourth quarter of 2024. The decrease was primarily driven by $22 million of unfavorable impacts from working capital (net of factoring) and $12 million of unfavorable impacts from changes in other assets and liabilities, partially offset by $9 million of lower taxes paid, $6 million of higher adjusted EBITDA, $1 million of lower capital expenditures and $1 million of lower cash interest paid.

Liquidity and Capital Resources

As of December 31, 2025, Garrett had $807 million in available liquidity, including $177 million in cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility. As of December 31, 2024, Garrett had $725 million in available liquidity, including $125 million in cash and cash equivalents and $600 million of undrawn commitments under its revolving credit facility.

As of December 31, 2025, total principal amount of debt outstanding amounted to $1,439 million, down from $1,493 million as of December 31, 2024, primarily due to an early debt repayment of $50 million on our term loan.

During the fourth quarter of 2025, we repurchased $72 million of common stock under our authorized share repurchase program. For the full year 2025, total repurchases of common stock equaled $208 million at an average price of $12.30 per share. Our share repurchase program expired as of December 31, 2025.

On December 3, 2025, the Board of Directors authorized a new $250 million share repurchase program valid January 1, 2026 until December 31, 2026. The Company may repurchase shares from time to time under the program through various methods, including in open market transactions, block trades, privately negotiated transactions, and otherwise. The timing, as well as the number and value of shares repurchased under the program, will depend on a variety of factors. The Company is not obligated to purchase any shares under the repurchase program, and the program may be suspended, modified, or discontinued at any time without prior notice.

Full Year 2026 Outlook
Garrett is providing the following outlook for the full year 2026 for certain GAAP and Non-GAAP financial measures.

Full Year 2026 Outlook
Net sales (GAAP)	$3.6 billion to $3.8 billion
Net sales growth at constant currency (Non-GAAP)*	-2% to +2%
Net income (GAAP)	$295 million to $335 million
Adjusted EBIT (Non-GAAP)*	$520 million to $570 million
Net cash provided by operating activities (GAAP)	$407 million to $502 million
Adjusted free cash flow (Non-GAAP)*	$355 million to $455 million
* See reconciliations to the nearest GAAP measures in Appendix.
Garrett’s full year 2026 outlook, as of February 19, 2026, is based on the following assumptions:

•2026 light vehicle industry production down 1% to 3% from 2025;
•2026 commercial vehicle industry, including both on- and off-highway, up 1% to 2% from 2025;
•2026 average light vehicle battery electric vehicle penetration of 19%;
•2026 Euro/dollar exchange rate of 1.17 USD to 1.00 EUR versus 1.13 in 2025;
•RD&E investment at 4.2% of sales, with ~50% on zero emission technologies;
•Capital expenditures at 2.5% of sales, with ~25% on zero emission technologies;
•Outlook range does not consider potential impact of new tariffs or other trade actions.

Conference Call

Garrett will hold a conference call to discuss its financial results for the fourth quarter and full year 2025 on Thursday, February 19, 2026 at 8:30 am ET / 2:30 pm CET. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 6448327.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com/. A replay of the conference call will be available by dialing +1-855-669-9658 (US) or +1-412-317-0088 (international) using the access code 3017108. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.

Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Constant currency sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT margin, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth in the Appendix to this presentation. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information regarding our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.

A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its well-recognized expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is committed to advancing turbo applications while leveraging its unique technology solutions, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for automotive and industrial applications. Garrett has six R&D centers, 13 manufacturing facilities and a team of more than 7,000 employees in more than 20 countries. Its mission is to enable the transportation industry to advance motion through unique, differentiated innovation. For more information, please visit www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS
Cyril Grandjean
+1.734.392.5504
investorrelations@garrettmotion.com

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Dollars in millions, except per share amounts)
Net sales	$891	$844	$3,584	$3,475
Cost of goods sold	706	662	2,853	2,770
Gross profit	185	182	731	705
Selling, general and administrative expenses	65	62	240	240
Other expense, net	1	1	10	6
Interest expense	25	26	108	156
Gain on sale of equity investment	—	—	—	(27)
Non-operating income, net	(9)	(6)	(19)	(13)
Income before taxes	103	99	392	343
Tax expense	19	(1)	82	61
Net income	$84	$100	$310	$282

Earnings per common share
Basic	$0.43	$0.47	$1.55	$1.27
Diluted	$0.42	$0.47	$1.52	$1.26

Weighted average common shares outstanding
Basic	192,725,655	211,173,860	199,758,058	222,316,484
Diluted	197,514,327	212,955,723	203,623,998	224,121,156

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Dollars in millions)
Net income	$84	$100	$310	$282
Foreign exchange translation adjustment	2	42	(83)	30
Defined benefit pension plan adjustment, net of tax	(1)	1	(1)	5
Changes in fair value of effective cash flow hedges, net of tax	(20)	(13)	4	(8)
Changes in fair value of net investment hedges, net of tax	27	53	(131)	49
Total other comprehensive income (loss), net of tax	8	83	(211)	76
Comprehensive income	$92	$183	$99	$358

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$177	$125
Restricted cash	2	1
Accounts, notes and other receivables – net	703	687
Inventories – net	339	286
Other current assets	98	94
Total current assets	1,319	1,193
Investments and long-term receivables	11	10
Property, plant and equipment – net	462	449
Goodwill	193	193
Deferred income taxes	210	207
Other assets	172	224
Total assets	$2,367	$2,276
LIABILITIES
Current liabilities:
Accounts payable	$1,061	$972
Current maturities of long-term debt	7	7
Accrued liabilities	295	299
Total current liabilities	1,363	1,278
Long-term debt	1,411	1,464
Deferred income taxes	32	25
Other liabilities	363	182
Total liabilities	$3,169	$2,949
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 242,549,685 and 240,987,329 issued and 190,556,297 and 206,387,938 outstanding as of December 31, 2025 and 2024, respectively	—	—
Additional paid – in capital	1,240	1,213
Retained deficit	(1,384)	(1,653)
Accumulated other comprehensive income (loss)	(138)	73
Treasury Stock, at cost; 51,993,388 and 34,599,391 shares as of December 31, 2025 and 2024, respectively	(520)	(306)
Total deficit	(802)	(673)
Total liabilities and deficit	$2,367	$2,276

CONSOLIDATED STATEMENTS OF CASH FLOWS	Year Ended December 31,
	2025	2024
	(Dollars in millions)
Cash flows from operating activities:
Net income	$310	$282
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	9	7
Depreciation	99	90
Amortization of deferred issuance costs	7	37
Gain on sale of equity investment	—	(27)
Foreign exchange (gain) loss	(66)	27
Stock compensation expense	27	23
Pension expense	(8)	(6)
Unrealized loss (gain) on derivatives	73	(2)
Other	10	(6)
Changes in assets and liabilities:
Accounts, notes and other receivables	22	89
Inventories	(35)	(48)
Other assets	(18)	(25)
Accounts payable	8	(52)
Accrued liabilities	(46)	26
Other liabilities	21	(7)
Net cash provided by operating activities	$413	$408
Cash flows from investing activities:
Expenditures for property, plant and equipment	(72)	(91)
Proceeds from cross-currency swap contracts	28	31
Proceeds from sale of equity investment	3	46
Net cash used for investing activities	$(41)	$(14)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	80	794
Proceeds from revolving credit facilities	70	—
Payments of long-term debt	(139)	(992)
Payments of revolving credit facilities	(70)	—
Payments for dividends	(52)	—
Repurchases of Common Stock	(208)	(296)
Excise tax on Common Stock repurchase	(3)	(8)
Payments for debt and revolving facility financing costs	(2)	(8)
Other	(2)	(10)
Net cash used for financing activities	$(326)	$(520)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	7	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	53	(134)
Cash, cash equivalents and restricted cash at beginning of period	126	260
Cash, cash equivalents and restricted cash at end of period	$179	$126
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	62	64
Interest paid	95	88
Supplemental disclosure of non-cash financing activities:
Dividends declared, not paid	—	13

Reconciliation of Net Income to Adjusted EBIT (1) and Adjusted EBITDA (1)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Dollars in millions)
Net income — GAAP	$84	$100	$310	$282
Interest expense, net of interest income (2)	24	26	104	153
Tax expense	19	(1)	82	61
EBIT (Non-GAAP)	127	125	496	496
Repositioning costs	4	5	12	21
Foreign exchange loss (gain) on debt, net of related hedging loss (gain)	—	1	—	—
Factoring and notes receivables discount fees	1	1	3	4
Gain on sale of equity investment	—	—	—	(27)
Other non-operating income (3)	(10)	(8)	(14)	(12)
Debt refinancing and redemption costs (4)	—	—	7	2
Acquisition and divestiture expenses	—	—	6	1
Adjusted EBIT (Non-GAAP)	122	124	510	485
Depreciation	29	23	99	90
Stock compensation expense (5)	8	6	27	23
Adjusted EBITDA (Non-GAAP)	$159	$153	$636	$598

Net sales	$891	$844	$3,584	$3,475

Net income margin	9.4%	11.8%	8.6%	8.1%
Adjusted EBIT margin (Non-GAAP) (6)	13.7%	14.7%	14.2%	14.0%
Adjusted EBITDA margin (Non-GAAP) (7)	17.8%	18.1%	17.7%	17.2%

(1)We evaluate performance on the basis of Adjusted EBIT and Adjusted EBITDA. We define “EBIT” as our net income calculated in accordance with U.S. GAAP, plus the sum of (i) interest expense net of interest income and (ii) tax expense. We define “Adjusted EBIT” as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gains (loss), (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, (vii) capital structure transformation expenses, (viii) debt refinancing and redemption costs, and (ix) loss on extinguishment of debt, if any. We define Adjusted EBITDA as EBIT plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gains (loss), (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, (vii) capital structure transformation expenses, (viii) debt refinancing and redemption costs, and (ix) loss on extinguishment of debt, if any, plus (x) depreciation and (xi) stock compensation expense. We believe that Adjusted EBIT and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•Adjusted EBIT and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing activities by eliminating the effects of interest;
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results; and
•Adjusted EBITDA also excludes the effects of investing activities by eliminating the effects of depreciation.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $1 million and $0 million for the three months ended December 31, 2025 and 2024, respectively, and $4 million and $3 million for the year ended December 31, 2025 and 2024, respectively.
(3)    Reflects the non-service component of net periodic pension costs and other income that are not considered directly related to the Company's operations.
(4)     Reflects the third-party costs directly attributable to the refinancing of our credit facilities and any amendments.
(5)     Stock compensation expense includes only non-cash expenses.
(6)     Adjusted EBIT margin represents Adjusted EBIT as a percentage of net sales.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Garrett
Reported sales % change	6%	(11)%	3%	(11)%
Less: Foreign currency translation	5%	(1)%	2%	(1)%
Constant currency sales % change	1%	(10)%	1%	(10)%

Gasoline
Reported sales % change	1%	(9)%	6%	(13)%
Less: Foreign currency translation	4%	(1)%	2%	(1)%
Constant currency sales % change	(3)%	(8)%	4%	(12)%

Diesel
Reported sales % change	13%	(23)%	1%	(17)%
Less: Foreign currency translation	7%	(1)%	3%	(1)%
Constant currency sales % change	6%	(22)%	(2)%	(16)%

Commercial vehicles
Reported sales % change	9%	2%	4%	(4)%
Less: Foreign currency translation	2%	(1)%	1%	(1)%
Constant currency sales % change	7%	3%	3%	(3)%

Aftermarket
Reported sales % change	4%	(4)%	(5)%	1%
Less: Foreign currency translation	4%	(1)%	1%	0%
Constant currency sales % change	0%	(3)%	(6)%	1%

Other Sales
Reported sales % change	7%	(25)%	15%	(11)%
Less: Foreign currency translation	5%	(1)%	3%	(1)%
Constant currency sales % change	2%	(24)%	12%	(10)%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$99	$131	$413	$408
Expenditures for property, plant and equipment	(21)	(22)	(72)	(91)
Net cash provided by operating activities less expenditures for property, plant and equipment	78	109	341	317
Capital structure transformation expenses	1	—	1	1
Debt refinancing costs	—	—	7	—
Acquisition and divestiture expenses	—	—	6	1
Cash payments for repositioning	8	3	18	18
Proceeds from cross currency swap contracts	2	6	23	17
Factoring and P-notes	50	39	7	4
Adjusted free cash flow (Non-GAAP) (1)	$139	$157	$403	$358

(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, factoring and guaranteed bank notes activity.

Full Year 2026 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2026 Full Year
	Low End	High End
Reported net sales (% change)	1%	5%
Foreign currency translation	3%	3%
Full year 2026 Outlook Net sales growth at constant currency (Non-GAAP)	(2)%	2%

Full Year 2026 Outlook Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA

	2026 Full Year
	Low End	High End
	(Dollars in millions)
Net income - GAAP	$295	$335
Interest expense, net of interest income *	101	101
Tax expense	100	110
Factoring and notes receivables discount fees	1	1
Repositioning costs	23	23
Full Year 2026 Outlook Adjusted EBIT (Non-GAAP)	$520	$570
Depreciation	100	100
Stock compensation expense	27	27
Full Year 2026 Outlook Adjusted EBITDA (Non-GAAP)	$647	$697
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2026 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2026 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$407	$502
Expenditures for property, plant and equipment	(90)	(90)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	317	412
Cash payments for repositioning	25	25
Proceeds from cross currency swap contracts	13	18
Full Year 2026 Outlook Adjusted free cash flow (Non-GAAP)	$355	$455